Exhibit 5.3

March 4, 2021

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Westport Fuel Systems Inc. Registration Statement on Form F-10

We hereby consent to the reference to our firm’s name in the registration statement on Form F-10 (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Westport Fuel Systems Inc., dated March 4, 2021, under the headings “Legal Matters” and “Documents Filed As Part Of The Registration Statement” as contained in the Prospectus included in the Registration Statement.

In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Latham & Watkins LLP
Latham & Watkins LLP